Exhibit 10.1

June 11, 2021

George Montague
gjmontague@gmail.com

Re: Employment Terms

Dear George:

We are pleased to offer you employment with Nuwellis, Inc., a Delaware corporation (the “Company”).  The terms of your offer are as follows:

Your initial position with us will be as  Chief Financial Officer (CFO), reporting to the President and CEO. This is a position exempt from overtime requirements on the basis of Minnesota Statute, Chapter 177.  Your annualized salary will be three hundred twenty-five thousand dollars ($325,000.00), paid in semi-monthly installments of $13,541.67.  The regularly scheduled paydays are the 15th and last day of each month in accordance with our normal payroll procedures. The number of days in the pay period varies from 13 to 16 depending on the month.  In addition to the above base salary, you will be eligible to earn a bonus of up to 45% of your base salary, applied on a pro-rata basis in 2021.  One condition of receiving a bonus is that you must be employed in good standing with the Company as of the bonus payment date.

Also, the Company is pleased to offer you stock options as detailed in ATTACHMENT 1, “Stock Option Grant”. It is the Company’s philosophy and practice to regularly assess whether management of the company is adequately incentivized on at least an annual basis. It is our intention during the course of your employment to regularly review on not less than annual basis your equity position with the company and to make awards based on the Company’s existing capitalization at that time. As part of such assessment, the company intends to make any necessary awards to ensure such incentive as it relates to your equity position as determined and approved by the CEO and Board of Directors.

During your employment, you will be eligible to participate in the employee stock options program, benefit programs and arrangements that we make available to our employees, including contributory and non-contributory welfare and benefit plans. You will be eligible for an annual accrual of 152 hours of Personal Time Off which will be earned/accrued on a semi-monthly basis. You may also participate in the Company’s 401(k) Plan.

Your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective June 28, 2021 or other mutually agreed upon date.  Based on this start date, the first payment of wages earned will be on July 15, 2021.  By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and a duly authorized officer of the Company.

Though your employment is at-will, you are eligible for a severance benefit, as follows:

(a)          If the Company terminates your employment without Cause (as defined below), then the Company will: (i) pay you an amount equal to your then current base salary during the one-year period following the end of your employment (the “Severance Period”), payable semi-monthly or otherwise pursuant to the Company’s regular payroll policies (the “Severance Payments”); and (ii) during the Severance Period, if you elect and remain eligible for continuation coverage under COBRA, reimburse the monthly COBRA premium paid by you, subject to satisfactory evidence of payment, continued copayment of premiums at the same level as if you were an employee, and such payment being in compliance with applicable law.  The Severance Payments will be reduced by the amount of any compensation you receive, directly or indirectly, with respect to any other employment or engagement during the Severance Period.  Upon request, you must furnish the Company with a true and complete certificate specifying any compensation earned during the Severance Period.

(b)          To be eligible for any post-termination payments set forth above, you must: (i) within thirty (30) days following termination, sign, continue to honor, and not revoke a comprehensive release in a form prepared by the Company; and (ii) remain in compliance with your post-employment obligations under the Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement attached hereto as EXHIBIT A and any similar agreements.  The Severance Payments and COBRA reimbursements will start being paid on the first payroll date occurring more than forty-five (45) days following your last date of employment, with the first payment being retroactive to your last date of employment.

(c)          “Cause” shall mean the Company’s good faith determination that one or more of the following has occurred with respect to you: (i) the commission or conviction of (including upon a plea) a felony, a crime involving moral turpitude, or any other crime the conviction of which will likely result in incarceration (ii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or subsidiaries or any of their customers or suppliers, (iii) reporting to work under the influence of alcohol, the use of illegal drugs, the abuse of prescription drugs, or other conduct having the potential to cause the Company or any of its subsidiaries or affiliates public disgrace, disrepute or economic harm, (iv) insubordination and/or the failure to timely perform duties reasonably directed by the Company, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company, any of its subsidiaries or any of your services; or (vi) any material breach of this Agreement, any other agreement with the Company or any subsidiary or affiliate thereof, or any internal policies or procedures of the Company in effect from time to time.

This offer of employment is contingent upon the satisfactory completion of a drug screen, background check/consumer report, which may include verification of job required licensure, and the truthfulness of the information presented in your job application, résumé, and interview, as well as you providing us with proof of your eligibility to work in the United States within three (3) days of your start date.  Also, you are required as a condition to your employment with the Company to; 1) sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement attached hereto as EXHIBIT A, and 2) read the attached Nuwellis Code of Business Conduct and Ethics.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Nuwellis complies with all mandated payroll deductions such as federal and state income taxes, social security taxes and any other deductions required by law. In addition, we comply with any deductions required by court order such as wage garnishments or child support orders. Employee benefit deductions may also be made for group health, dental, vision, retirement savings, HSA/FSA accounts and other benefits elected by the employee.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  By signing this Agreement, you irrevocably submit to the exclusive jurisdiction of the courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  By signing this Agreement, you also waive any right to request a trial by jury in any litigation with respect to this letter agreement and represent that counsel has been consulted specifically as to this waiver. Please notify Human Resources if you require this document in another language.

    We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me by June 14, 2021.

Sincerely,

/s/ Sandra Eayrs
Sandra Eayrs Sr. Vice President, Human Resources

_ _ _ _ _

I have read and accept the employment offer as set forth in this Agreement.  By signing this Agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company.  I hereby acknowledge that I have received and read the Company’s Code of Business Conduct and Ethics, and that I understand the Code and its application to my performance of services to the Company.

/s/ George Montague	6/12/21
George Montague	Date

ATTACHMENT 1

Stock Option Grant

Stock Options for 62,535 shares under the New Hire Plan will be granted subject to approval by the Board of Directors.

One-fourth of the shares vest on the one-year anniversary of the Vesting Commencement Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.

ATTACHMENT 1 - 1